Exhibit 99.1

PRESS RELEASE

Capital Corp of the West Files Form 10-K for 2007

MERCED, Calif. – April 2, 2008 – Capital Corp of the West (Nasdaq: CCOW), the parent company of County Bank, today announced the filing of its 2007 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) for the year ended December 31, 2007. The Company had previously filed a Form 12b-25 with the SEC notifying it that the Form 10-K filing would be delayed.

The late filing was required because the Company had determined, in working with its bank regulators and independent credit consultants, that certain of its loans required an adverse classification and a substantially greater provision for possible loan losses, primarily as a result of the rapid decline in real estate values in California's Central Valley in the fourth quarter of 2007. The number of loans affected and the inability to obtain timely appraisals and other supporting market information contributed to the delay.

The Company reported a net after-tax loss of $3.6 million for the year ended December 31, 2007, compared to a net income of $22.6 million for the year ended December 31, 2006. It also reported a net after-tax loss of $14.2 million for the fourth quarter of 2007, compared to a net income of $5.2 million for the fourth quarter of 2006. In the Form 12b-25 filing, the Company had estimated its loss at $4 million for the year and $15 million for the fourth quarter.

The quarterly loss is attributed primarily to a preliminary provision for loan losses of approximately $25.2 million. The provision for loan losses for all of 2007 was $29.8 million, compared with $400,000 for 2006. The largest factor contributing to the increased provision was the rapid decline in real estate values in California's Central Valley in fourth quarter 2007, which includes the Company's primary service area in Merced County. Non-accrual loans as of December 31, 2007 were $53.6 million.

The Company’s pre-tax loss for 2007 was $11.4 million. This figure includes – in addition to the $29.8 million pre-tax loan loss provision discussed above – a $1.4 million impairment related to a 1995 acquisition as a result of the Company's annual fourth quarter assessment of goodwill and a $1 million fourth quarter impairment of an agency preferred security; due to then-current market conditions and an assessment of the issuer.

As of December 31, 2007, the Company's subsidiary, County Bank, had a total risk-based capital ratio of 9.94 percent, a Tier 1 capital ratio of 7.52 percent and a leverage ratio of 6.41 percent. The Bank's risk-based capital ratio was below the 10 percent total capital requirement for well-capitalized status as of December 31, 2007 and, as a result, the Bank's capital fell within adequately capitalized levels. The Company itself had a total risk-based capital ratio of 10.26 percent, a Tier 1 capital ratio of 8.21 percent and a leverage ratio of 6.97 percent as of December 31, 2007.

During the fourth quarter of 2007 the Company recognized that the downward trend of the real estate market was accelerating and retained a third independent party to review its loan portfolio. The process has continued with multiple firms reviewing its loans and their collateral. In response to the rapid decline of the real estate market, the Company created a detailed plan of action to address the operational, capital and earnings issues. Management has committed substantial resources and has been working collaboratively with its regulators to address the actions outlined in the plan as quickly as possible.

The Company concluded that it had material weaknesses in its credit/lending and accounting functions. For a complete discussion of the matter, please refer to Item 9A contained in the 2007 Annual Report on Form 10-K. The material weaknesses related to the proper credit risk classification of loans, establishing the level of the Company’s allowance for loan losses, and accounting for housing tax partnerships, as well as certain other matters. The Company has taken steps to correct the impact of these weaknesses and to ensure that other items related to these weaknesses were correctly accounted for as of December 31, 2007. This remediation process included independent reviews of 80% of the value of the commercial and real estate loan portfolios, representing 62% of the total loan portfolio as of December 31, 2007. Further remediation of the underlying processes is likely to be completed over the next several quarters.

To further strengthen its operations and capital position, as previously announced by the Company, the Board of Directors of Capital Corp of the West formed a Regulatory Oversight Committee (ROC), which at the time consisted of independent outside directors, and has retained investment banking firm Keefe, Bruyette & Woods (KBW). KBW will seek to raise capital and evaluate other strategic alternatives to improve overall performance. The ROC will oversee all of the Company's operations and is chaired by Director Donald T. Briggs, Jr., a retired partner of KPMG. The Board has also established a search process for a new CEO to succeed Thomas T. Hawker, who has announced that his retirement will be effective upon hiring the new CEO. Mr. Hawker will provide assistance to and consult with the Board and new CEO for the remainder of his contract should the new CEO be hired before January 2, 2009.

As Chair of the Regulatory Oversight Committee, Mr. Briggs stated that the ROC is now active in the day-to-day operations of County Bank. “These actions position the Company to perform well from a stronger base and we are now in a better position to deal with these kinds of issues in the future. We are a much stronger institution now,” said Mr. Briggs.

“The scope and rate of the decline of the real estate market were completely unexpected,” Mr. Briggs said. “No economic forecast predicted its rapid collapse during the fourth quarter of 2007. As a result, the Company did not anticipate the value of the collateral to fall as quickly as it did. However, it should be noted that at the time these loans were made they were good loans. The Company is working very hard to assist its customers through this difficult time.”

Mr. Briggs noted that the Bank continues to emphasize growth. “We are focusing on acquiring new loans and savings accounts, as well as low-cost deposits,” he stated. “We have implemented new products and are continuing our strong marketing and branding campaigns. We are expanding our reach to all customers in the Central Valley but in a more cost effective manner through technology and innovation. We are evaluating all of our distribution channels to determine the most effective ways to reach and serve our customers.”

During 2007, the Company acquired Bay View Funding, a factoring company with offices nationwide, and 11 branches of the former California Stockmen’s Bank. “Both acquisitions have added to the performance of the company,” Mr. Briggs stated. “Our total interest bearing deposits increased 10 percent last year, due in part to internal growth as a result of the Company’s branch expansion and its acquisition of the Stockmen’s branches. The Stockmen’s branches have been fully integrated into our system and are performing well.”

The Company also integrated a Check 21 compliance program that provided cost savings measures by changing the ways in which it handles check processing. It developed and introduced Health Savings Accounts and a remote merchant check capture program to provide additional conveniences for its business customers. In partnership with the FDIC, the Bank was also the first in California to open a student-run branch at a high school. The McLane High School branch opened in September 2007.

Due to its deficiencies, the Company noted that federal regulators could downgrade the Bank’s status, resulting in a written agreement with federal and state regulators regarding capital, assets, earnings, management, liquidity, sensitivity to market risk and restrictions on the Company’s activities and payments of dividends on its common stock. Mr. Briggs said the Company also announced it has suspended payments of quarterly cash dividends until further notice in order to restore the Company’s capital levels. “Based on un-audited internal financial reports, the Company’s January and February 2008 month-end capital positions met or exceeded the regulatory definition of a well-capitalized financial institution,” Mr. Briggs said.

Mr. Briggs emphasized, “County Bank customer deposits are insured by the FDIC to applicable limits and are backed by a Bank with a solid community reputation of serving its customers for more than thirty years. County Bank remains the largest community bank in California's Central Valley. We are a viable community-based bank and we intend to uphold our strong commitment to serving our customers and our communities.”

Mr. Hawker added, “This is the only time in our 30 year history that we have reported an annual loss. We have taken prudent and conservative approaches to address the impact of the dramatic decline in real estate values. Team Members at all levels of the Company are working together to resolve these challenges and to continue to build and grow the Company. We look forward to continuing to serve the Central California communities we call home.”

Financial Commentary

Please refer to the Company’s 2007 Annual Report on Form 10-K for complete financial commentary.

About Capital Corp of the West

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 30 years of service as “Central California's Community Bank.” County Bank currently has 41 branch offices serving 13 counties in California. Its primary concentration is in California’s Central Valley. As of the latest FDIC data, County Bank has a 7.29 percent market share in the six Central California counties in which it has a significant retail branch presence, ranking County Bank fifth out of 41 financial institutions in that market area.

Contact Information

For further information about the Company’s financial performance, contact Thomas Smith, First Vice President, Director of Marketing, at 209-725-4552.

The Company will not conduct a conference call regarding the 2007 Annual Report on Form 10-K. The Company expects to resume investor conference calls with the release of first quarter 2008 results.

Safe Harbor

This press release includes forward-looking statements and information is subject to the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  In addition to historical information, this press release includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations.  Many possible events or factors could affect the future financial results and performance of the Company.  This could cause results or performance to differ materially from those expressed in our forward-looking statements.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “assumes”, “projects”, “predicts”, “forecasts”, variations of such words and other similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict.  Certain of these risks, uncertainties and assumptions are discussed in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2007.  Among the factors that may cause future performance to vary significantly from current expectations are uncertainties in the following areas:  local, national and international economic conditions; volatility in the credit, equity and other markets; competition; volatility of real estate values and difficulties in obtaining current information on values; the Company’s credit quality and the adequacy of its allowance for loan losses; actions by banking regulators in response to the Company’s loan losses; deposit customer confidence in the Company and the sufficiency of the Company’s cash and liquid assets to meet high levels of withdrawal requests resulting from announcement of unfavorable operating results; availability of borrowings from the Federal Reserve Bank and Federal Home Loan Bank; changes in market interest rates; risks in integrating acquired businesses and branches; regional weather and natural disasters; the possible adverse effect of concentrations in the loan portfolio; turmoil in credit and capital markets and potential impaired access to additional capital if needed; potential adverse changes in market interest rates; and the effect of existing and future regulation of the banking industry and the Company in particular; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences or acts of this type; outbreak or escalation of hostilities in which the United States is involved, any declaration of war by the U.S. Congress or any other national or international calamity, crisis or emergency.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

Financial Statements

Please refer to the Company’s 2007 Annual Report on Form 10-K for complete financial statements.